Exhibit 3.1

AMENDMENT NO. 2 TO THE

SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P.

This AMENDMENT NO. 2 (the “Amendment”) to the Second Amended and Restated Limited Partnership Agreement, dated as of March 12, 2024 (as amended by that certain Amendment No. 1 thereto, dated October 1, 2025, and as may be further amended from time to time, the “Partnership Agreement”), of Blackstone Private Equity Strategies Fund L.P., a Delaware limited partnership (the “Partnership”), is made as of January 1, 2026, by Blackstone Private Equity Strategies Associates L.P., a Delaware limited partnership, as general partner of the Partnership (the “General Partner”).

WITNESSETH

WHEREAS, the Partnership is currently governed by the Partnership Agreement;

WHEREAS, as set forth in Section 11.3(a) of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement as set forth in this Amendment; and

WHEREAS, the General Partner, in its discretion, has determined that this Amendment will not have a material adverse effect on the Limited Partners in the aggregate.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, it is hereby agreed as follows:

1. DEFINITIONS; REFERENCES. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Partnership Agreement. Each reference to “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Partnership Agreement shall, after the date hereof, refer to the Partnership Agreement as amended hereby.

2. REDESIGNATION. Each Class I Unit issued prior to the date hereof is hereby redesignated to Class I-Series I Units.

3. AMENDMENT TO THE AGREEMENT.

(a)	The definition of “Class I Unit” is hereby deleted and replaced in its entirety with the following:

“Class I-Series I Unit: A Unit entitling the holder thereof to the rights of a holder of a Class I-Series I Unit as provided in this Agreement.”

(b)	The definition of “Hurdle Amount” is hereby deleted and replaced in its entirety with the following:

“Hurdle Amount: For any period during a Reference Period, a Hurdle Amount means that amount that results in a 5% annualized internal rate of return on the Net Asset Value of the relevant Units of the Aggregator outstanding at the beginning of the then-current Reference Period and all relevant Units issued since the beginning of the then-current Reference Period, calculated in accordance with recognized industry practices and taking into account: (i) the timing and amount of all distributions accrued or paid (without duplication) on all such relevant Units and (ii) all issuances of such Units over the period. The ending Net Asset Value of such Units used in calculating the internal rate of return will be calculated before giving effect to any allocation or accrual to the Performance Participation Allocation and any applicable Servicing Fee expenses and without taking into account any accrued and unpaid taxes of any Intermediate Entity (or the receipts of such Intermediate Entity) through which the Partnership indirectly invests in an Investment or taxes paid by any such Intermediate Entity since the end of the prior Reference Period. For the avoidance of doubt, the calculation of the Hurdle Amount for any period will exclude any Units redeemed during such period, which such Units will be subject to the Performance Participation Allocation upon such redemption as described in Section 3.3. To the extent a class, or series of such class, of Units has a different Management Fee than Class I-Series I Units, the corresponding Hurdle Amount will be calculated separately.”

(c)	The definition of “Loss Carryforward Amount” is hereby deleted and replaced in its entirety with the following:

“Loss Carryforward Amount: The Loss Carryforward Amount shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return, provided, that the Loss Carryforward Amount shall at no time be less than zero and provided further, that the calculation of the Loss Carryforward Amount will exclude the Total Return related to any relevant Units redeemed during such year, which Units will be subject to the Performance Participation Allocation upon such redemption as described in Section 3.3. The effect of the Loss Carryforward Amount is that the recoupment of past annual Total Return losses will offset the positive annual Total Return for purposes of the calculation of the Performance Participation Allocation. This is referred to as a “High Water Mark.” To the extent a class, or series of such class, of Units has a different Management Fee than Class I-Series I Units, the corresponding Loss Carryforward Amount will be calculated separately.”

(d)	The definition of “Performance Participation Allocation” is hereby deleted and replaced in its entirety with the following:

“Performance Participation Allocation: As defined in Section 3.3. To the extent a class, or series of such class, of Units has a different Management Fee than Class I-Series I Units, the corresponding Performance Participation Allocation will be calculated separately.”

(e)	The definition of “Total Return” is hereby deleted and replaced in its entirety with the following:

“Total Return: For any period since the end of the prior Reference Period, the Total Return shall equal the sum of: (i) all distributions accrued or paid (without duplication) on the relevant Units of the Aggregator outstanding at the end of such period since the beginning of the then-current Reference Period plus (ii) the change in aggregate Net Asset Value of such Units of the Aggregator since the beginning of such year, before giving effect to (x) changes resulting solely from the proceeds of issuances of additional Units, (y) any allocation or accrual to the Performance Participation Allocation and (z) applicable Servicing Fee expenses (including any payments made to the Partnership for payment of such expenses allocable to such Units); provided, that the aggregate Net Asset Value of such Units shall be calculated without taking into account any accrued and unpaid taxes imposed on any Intermediate Entity (or the receipts of such Intermediate Entity) through which the Partnership indirectly invests in an Investment or taxes paid by any such Intermediate Entity since the end of the prior Reference Period minus (iii) all Fund Expenses of BXPE (to the extent not already reflected in clause (ii)) but excluding applicable expenses for Servicing Fees allocable to such Units. For the avoidance of doubt, the calculation of Total Return will (i) include any appreciation or depreciation in the Net Asset Value of any relevant Units issued during the then-current Reference Period but (ii) exclude the proceeds from the initial issuance of such Units. To the extent a class, or series of such class, of Units has a different Management Fee than Class I-Series I Units, the corresponding Total Return will be calculated separately.”

(f)	The definition of “Unit” is hereby deleted and replaced in its entirety with the following:

“Unit: A fractional, undivided interest in the Partnership or Feeder Fund and/or an interest in any Intermediate Entity or Parallel Fund, unless the context otherwise requires, including Class D Units, Class I-Series I Units, Class I-Series II Units, Class I-Series III Units, Class N Units, Class S Units and such other classes, or series of such classes, of Units that may be issued by the Partnership in the sole discretion of the General Partner.”

(g)	The following definitions are hereby added to the definitions in Article I of the Partnership Agreement:

“Class I-Series II Unit: A Unit entitling the holder thereof to the rights of a holder of a Class I-Series II Unit as provided in this Agreement.”

“Class I-Series III Unit: A Unit entitling the holder thereof to the rights of a holder of a Class I-Series III Unit as provided in this Agreement.”

“Class N Unit: A Unit entitling the holder thereof to the rights of a holder of a Class N Unit as provided in this Agreement.”

(h)	Section 2.4 of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 2.4. Classes, or Series of Classes, of Units. The General Partner is hereby authorized to cause the Partnership to issue Units designated as Class D Units, Class I-Series I Units, Class I-Series II Units, Class I-Series III Units, Class N Units and Class S Units and such other classes, or series of such classes, of Units with such terms, rights and obligations as determined in the sole discretion of the General Partner. The General Partner may, in its sole discretion, at any time and from time to time, convert, reclassify or exchange any issued and outstanding Units of any class, or series of such class, into Units of one or more other classes or series (as applicable), in whole or in part, on a pro rata or non-pro rata basis, and with such allocation among holders as the General Partner determines in good faith to be equitable, in each case without the consent of any Limited Partner. Any conversion pursuant to this Section shall be effected by book entry without the need for further action by any holder and shall be final and binding on the Limited Partners absent manifest error.”

(i)	The definitions of “Units” and “Unitholders” in Appendix A to the Partnership Agreement are hereby deleted and replaced in their entirety with the following:

“Units – shall mean a fractional, undivided interest in the Partnership including Class D Units, Class I-Series I Units, Class I-Series II Units, Class I-Series III Units, Class N Units and Class S Units and such other classes, or series of such classes, of Units, that may be issued in the sole discretion of the General Partner.”

“Unitholders – shall mean the holders of Class D, Class I-Series I, Class I-Series II, Class I-Series III, Class N and Class S Units and such other classes, or series of such classes, of Units, that may be issued in the sole discretion of the General Partner.”

4. ENTIRE AGREEMENT. Except as amended by this Amendment, the Partnership Agreement remains unaltered and in full force and effect. The Partnership Agreement, as amended by this Amendment, embodies the entire understanding of the parties, supersedes any prior agreements or understandings with respect to the subject matter hereof, and cannot be altered, amended, supplemented, or abridged, or any provisions waived except by the written consent of the parties.

5. COUNTERPARTS. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and, in particular, the provisions of the Act, shall govern the validity of this Amendment, the construction of its terms and interpretation of the rights and duties of the parties.

[Signatures on next page]

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 2 to the Partnership Agreement as of the date and year first above written.

GENERAL PARTNER:

BLACKSTONE PRIVATE EQUITY STRATEGIES ASSOCIATES L.P.

By:	BXPEA L.L.C., its general partner

By:	/s/ Viral Patel
Name: Viral Patel
Title: Senior Managing Director

[Signature page to Amendment No. 2 to

Blackstone Private Equity Strategies Fund L.P. Second A&R LPA]